Exhibit 10.1

Description of performance goals for certain executive officers

        On March 28, 2005, the Compensation Committee of the Board of Directors of National Fuel Gas Company (the “Company”) approved and adopted short-term incentive goals for fiscal year 2005 for executive officers James A. Beck, Dennis J. Seeley and David F. Smith. Mr. Beck is President of Seneca Resources Corporation. Effective April 1, 2005, Mr. Seeley is Vice President of the Company and President of National Fuel Gas Distribution Corporation. Also effective April 1, 2005, Mr. Smith is Vice President of the Company, President of National Fuel Gas Supply Corporation and President of Empire State Pipeline. These officers will earn a bonus for fiscal year 2005 depending upon their performance relative to their goals. Bonus amounts pursuant to this arrangement can range from zero to 130% of salary, with a target bonus of 65% of salary. The Compensation Committee may approve other compensation or awards at its discretion.

         Mr. Beck’s goals relate to oil and natural gas production volume (weighted as 30% of the goal formula), reserve replacement (weighted 30%), finding and development costs (weighted 20%), and lease operating expense and general and administrative expense per Mcfe (weighted 20%).

         Mr. Seeley’s goals relate to corporate earnings per share (weighted as 50% of the goal formula), customer service and safety (weighted 20%), particular expansion projects (weighted 15%), and the profitability, production and reserve replacement of a division of the Company’s Exploration and Production segment (weighted 15%).

         Mr. Smith’s goals relate to corporate earnings per share (weighted as 50% of the goal formula), customer service and safety (weighted 20%), particular expansion projects (weighted 20%), and execution of the Company’s plans with respect to certain immaterial, non-core assets (weighted 10%).